EXHIBIT G
Systems Near a Manufacturing Site
The list of Public Water Systems associated with a specific PFAS-manufacturing facility owned by 3M

3M Facility	Public Water System
Cordova	Camanche Water Supply
Cottage Grove	Afton Cottage Grove Denmark Township Lake Elmo Lakeland Municipal Water Oakdale Newport Saint Paul Park West Lakeland Woodbury
Decatur	West Morgan-East Lawrence Water and Sewer Authority